Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lennox International Inc.:

We consent to the use of our report dated February 18, 2020 with respect to the consolidated balance sheets of Lennox International Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and Schedule II - Valuation and Qualifying Accounts and Reserves, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference herein and to the reference to our firm under the heading ‘Experts’ in the prospectus. Our report refers to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) and to the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Dallas, Texas

July 20, 2020